Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                                                                                                 Contact:  Paul Knopick

                                                                                                                                                888-795-6336

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ITRONICS REPORTS 2011 THIRD QUARTER REVENUES INCREASE 39 PERCENT; SILVER REVENUE GROWTH 88 PERCENT

            RENO, Nevada, October 13, 2011 -- Itronics Inc. (OTC: ITRO) reported today that its total revenues for the third quarter of 2011 increased by 39 percent.  Revenue growth in the third quarter was driven by GOLD’n GRO fertilizer sales which were up 24 percent compared to the prior year period and silver revenues which were up 88 percent.

            Total revenues for the first nine months were up 15 percent compared to the prior year and at $2.47 million are equal to 97 percent of 2010 full year revenues of $2.55 million.  This means that with expected fourth quarter sales, total revenues for the year will substantially exceed 2010 revenues and could be the best in the Company’s history.

            "Itronics is operating in markets that are demonstrating strength during an extended period of national and international economic weakness and believes that it is positioned to experience continuing growth in fertilizer and silver sales and that it will be able to continue to expand the scope and value of its mineral land assets," said Dr. John Whitney, President.

             Unaudited revenues for the third quarter, and first nine months ended September 30, 2011 together with comparative figures for 2010 are presented below:

ITRONICS INC.

	For the Quarter Ended		For the 9 Months Ended
	September 30		September 30
	2011	2010	2011	2010
REVENUE
Fertilizer	$ 333,060	$ 269,174	$ 1,869,479	$ 1,745,784
Silver	$ 213,906	$ 113,712	$ 544,038	$ 330,796
Photo Services	$ 17,804	$ 22,432	$ 56,270	$ 73,226
Mining Technical Services	$ 353	$ 510	$ 1,154	$ 1,882

Total Revenues	$ 565,123	$ 405,828	$ 2,470,941	$ 2,151,688

            "Third quarter 2011 GOLD’n GRO liquid fertilizer revenue increase is a reflection of the strong agricultural demand for fertilizers for crop production in our California markets," said Dr. Whitney.  "Continuing strong demand for the GOLD’n GRO fertilizers is a positive indicator of grower satisfaction with these environmentally friendly green fertilizers".

            Itronics is working with its distributor to implement sales expansion of certain GOLD’n GRO fertilizers into other regional markets. Volumes of silver bearing photoliquids being received continue to exceed the quantities needed for fertilizer manufacturing and the Company has a substantial on-site inventory to support sales expansion.

            Silver revenues for the third quarter increased 88 percent on higher prices. On October 6 the Company announced that the Stage 1 refinery expansion is producing a 50 percent increase in refining capacity and a 40 percent reduction in refining cost when the processed silver bearing solids are refined.  Process optimization work is continuing and further significant improvements are expected.

            On July 28, 2011 Itronics Inc. announced that its wholly-owned subsidiary, Whitney & Whitney, Inc., reported that it has developed and published a web site for its majority owned subsidiary Auric Gold & Minerals, Inc. The web site address is www.auricminerals.com. On September 7, 2011 Itronics Inc. announced that Whitney & Whitney, Inc. reported that Auric has staked an additional 106 lode mining claims, which expands its Fulstone project by 37 percent.  The Fulstone Project area is now covered by 395 lode mining claims, an increase from 289 lode claims and encompasses 7,900 acres or approximately 12 square miles. On September 8, 2011 Itronics announced that Whitney & Whitney, Inc. reported Auric has entered into a new letter of intent to acquire control of a public OTC BB listed gold company by way of a reverse merger to be accomplished by an exchange of shares on or before December 1, 2011, or on such other date as the parties may agree.

            Development of mineral assets by the Company makes it possible to capitalize on its intellectual property assets and technical expertise and to create the opportunity for potentially rapid increases in the value of those mineral property assets. The Auric Fulstone Project is classified as an IOCG (Iron Oxide Copper Gold) exploration target.   Some of the largest polymetallic copper gold deposits in the world are classified as IOCG deposits.  These deposits often contain a variety of extractible metals and minerals including uranium and rare earths.  This type of project is very exciting because of the potential large size and the potential for discovering recoverable metals and minerals besides iron, copper, and gold.

             New technology development represents an important step in Itronics implementation of its business plan to use internally developed environmentally green clean technology to produce solid, profitable growth.  Itronics, through its subsidiary Itronics Metallurgical, is the inventor and operator of award winning recycling technology that converts spent photographic liquids into pure silver and award winning GOLD’n GRO fertilizers.  Commercialization of this technology has created a "Green Consumer Option" for photo and X-ray processors and "Green fertilizers" for horticulture and agriculture.  The fertilizers incorporate the "essence" of green because of how they are sourced and because of their excellent performance in the field.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" company. Itronics, through its subsidiary, Itronics Metallurgical, Inc. is the only Company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts used photoliquids into pure silver and GOLD'n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, provides project planning and technical services to the gold mining industry, and operates the popular InsideMetals.com web site, http://www.insidemetals.com, which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements. The Company's business is subject to significant risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)